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                                                            EXHIBIT 12


                      NINE WEST GROUP INC. AND SUBSIDIARIES
                  Computation of Ratio of Earnings to Fixed Charges
                               (in thousands)

                               26 Weeks Ended                       Year Ended
                             -----------------    ----------------------------------------------
                               Aug. 3  July 29     Feb. 3     Dec. 31  Dec. 31  Dec. 31  Dec. 31
                                 1996     1995       1996        1994     1993     1992     1991
                             --------  -------    -------    --------  -------  -------  -------
Earnings:
- ---------
Income before provision
for income taxes per
statement of income........  $ 68,364  $28,599(A) $33,634(B) $106,809  $79,453  $52,415  $37,234

Add:
 Portion of rents
 representative of the
 interest factor...........    12,914    7,790     23,233      11,139    7,985    5,750    4,172

 Interest on indebtedness..    19,281    8,575     29,761       2,343    3,323    7,014    9,081

 Amortization of debt
 expense and premium.......       673      170      1,054           -        -        -        -
                             --------  -------    -------    --------  -------  -------  -------
 Income as adjusted........  $101,232  $45,134(A) $87,682(B) $120,291  $90,761  $65,179  $50,487
                             ========  =======    =======    ========  =======  =======  =======
Fixed Charges:
- --------------
 Portion of rents
 representative of the
 interest factor...........  $ 12,914  $ 7,790    $23,233    $ 11,139  $ 7,985  $ 5,750  $ 4,172

 Interest on indebtedness..    19,281    8,575     29,761       2,343    3,323    7,014    9,081

 Amortization of debt
 expense and premium.......       673      170      1,054           -        -        -        -
                             --------  -------    -------    --------  -------  -------  -------
 Fixed charges.............  $ 32,868  $16,535    $54,048    $ 13,482  $11,308  $12,764  $13,253
                             ========  =======    =======    ========  =======  =======  =======
 Ratio of earnings to
 fixed charges.............      3.08     2.73(A)    1.62(B)     8.92     8.03     5.11     3.81
                             ========  =======    =======    ========  =======  =======  =======

(A)  Includes the impact of a $23.6 million non-recurring increase in cost of goods sold, attributable to the fair value of inventory over FIFO cost (a "Cost of Goods Sold Adjustment"), recorded as a result of the Company's acquisition of the footwear business (the "Footwear Group") of
The United States Shoe Corporation.

(B)  Includes the impact of: (1) a $34.9 million Cost of Goods Sold Adjustment; and (2) $51.9 million in business restructuring and integration expenses and charges associated with the integration of the Footwear Group into the Company.
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